Exhibit 6

                        TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate-Backed Trust Certificates, Federal Express Corporation Note-Backed Series 2001-37 21988G544

In accordance with the Standard Terms and Conditions of Trust, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending January 1, 2002.

INTEREST ACCOUNT
----------------
Balance as of December 27, 2001 ................................   $        0.00
         Scheduled Income received on securities ...............   $  391,400.00
         Unscheduled Income received on securities .............   $        0.00

LESS:
         Distribution to Holders ...............................  -$    8,697.78
         Distribution to Depositor .............................  -$  382,702.22
Balance as of January 1, 2002 ..................................   $        0.00

PRINCIPAL ACCOUNT
-----------------
Balance as of December 27, 2001 ................................   $        0.00
         Scheduled Principal payment received on securities ....   $        0.00

LESS:
         Distribution to Holders ...............................   $        0.00
Balance as of January 1, 2002 ..................................   $        0.00

                UNDERLYING SECURITIES HELD AS OF JANUARY 1, 2002
Principal
Amount                          Title of Security
------                          -----------------
$10,300,000                Federal Express Corporation 7.60%
                           Notes due July 1, 2097
                           CUSIP:  313309AP1

U.S Bank Trust National Association, as Trustee